UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2006 (February 6, 2006)

Boulder Specialty Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51506	20-2949397
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6106 Sunrise Ranch Drive

Longmont, Colorado 80503

(Address of principal executive offices)

(303) 682-1982

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Boulder Specialty Brands, Inc. (the “Company”) announced today that effective February 20, 2006, Christopher W. Wolf will become a consultant to the Company in connection with a contractor agreement (the “Agreement”) executed on February 6, 2006, a copy of which is attached hereto as Exhibit 10.31. In connection with the Agreement, Mr. Wolf will be paid $150 per hour for his services. The term of the Agreement shall commence on February 20, 2006 and continue through December 15, 2007, subject to prior termination. In the event that the Company completes its initial business combination prior to December 15, 2007, the Company and Mr. Wolf shall enter into a formal employment agreement with the Company whereby Mr. Wolf will serve as its Chief Financial Officer. The total amount of compensation to be paid to Mr. Wolf pursuant to the Agreement shall not exceed $300,000, without the Company’s express written consent. Additionally, Mr. Wolf has agreed to defer one-half of his compensation until after the completion of the Company’s initial business combination. In the event that Mr. Wolf is not retained as the Company’s Chief Financial Officer after completion of the initial business combination, other than for cause as defined in the Agreement, the Company has agreed to make a separation payment to Mr. Wolf in the amount of $300,000 payable in twelve monthly installments.

The Company has advised Mr. Wolf that it intends to utilize his services to conduct financial, tax and other due diligence activities once the Company has identified a potential target business or businesses and to provide financial and general business advice to the Company, and that those services may require him to devote substantially full-time to us during an indeterminate period. All payments to Mr. Wolf for his services will be paid from funds not held in trust which are allocated to due diligence activities.

Below is Mr. Wolf’s biographical information:

Christopher W. Wolf has over 18 years experience as a financial executive and consultant to companies in the marketing, retail, and technology sectors. Mr. Wolf most recently served as Chief Financial Officer of NiuTech LLC, an internet marketing services company. In this role, Mr. Wolf was responsible for the accounting, financial planning and analysis, treasury and risk management activities of the company. Mr. Wolf also served as an independent consultant during 2004 to 2005, providing consultation on financial reporting, capital structure, mergers and acquisitions and tax planning to a variety of public and private entities. Additional highlights of Mr. Wolf’s experience include:

•	chief financial officer of Catalina Marketing Corporation, a leading in-store behavior-based direct and targeted marketing business, from 2002 to 2004, where he also served as executive vice president, senior vice president, vice president-finance, and in various tax and finance positions from 1996 until 2002;

•	while with Catalina as chief financial officer, responsible for strategic planning and execution, development and leadership of the finance function, and oversight of corporate governance, SEC reporting, investor relations, and financial analysis and planning, among other areas;

•	served as a tax manager and consultant for Arthur Andersen & Co. for a 10 year period, during which time he represented clients in tax planning and compliance as well as advising on tax issues related to a wide variety of corporate finance transactions; and

•	certified public accountant.

From 1996 to 2004, Mr. Wolf was employed in various finance and tax positions with Catalina Marketing Corporation, culminating in his service as chief financial officer from 2002 to 2004. He also served as executive vice president from 2003 to 2004; senior vice president from 2002 to 2003; vice president –finance and treasurer from 2000 to 2002; executive director of tax, treasury and international finance from 1998 to 2000; senior director of tax and international finance from 1997 to 1998; and senior director of tax from 1996 to 1997. As chief financial officer, Mr. Wolf had responsibility for strategic planning, development and leadership of the finance function of Catalina, a leader in behavior-based, targeted-marketing services and programs offered through a variety of distribution channels with revenues of over $450 million. These marketing services include discount coupons, loyalty marketing programs, informative newsletters, sampling, advertising, in-store instant-win games and other incentives that are delivered directly to shoppers by various methods. Mr. Wolf also had oversight responsibility in his role as chief financial officer for corporate governance, legal affairs, intellectual property, SEC reporting, investor relations, financial analysis and planning, and both capital and operating budgeting, forecasting and cash management.

Prior to joining Catalina, Mr. Wolf served for a ten year period as a tax manager and consultant for Arthur Andersen & Co. In addition to assisting clients in tax planning and compliance matters and representing clients before the Internal Revenue Service and state tax authorities with respect to income, sales, use and other taxes, Mr. Wolf consulted on tax issues with respect to mergers and acquisitions, initial public offerings, spin-offs, and other taxable and tax-free corporate finance transactions. Mr. Wolf is a certified public accountant. He holds a B.S. degree in accounting from Florida State University and a Master of Accounting degree from the University of North Carolina.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.:	Description:
Exhibit 10.31	Contractor Agreement between Boulder Specialty Brands, Inc. and Christopher Wolf dated February 6, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOULDER SPECIALTY BRANDS, INC.

Dated: February 10, 2006	By:	/s/ James E. Lewis
James E. Lewis
Vice Chairman

EXHIBIT INDEX

Exhibit Number	Description
10.31	Contractor Agreement between Boulder Specialty Brands, Inc. and Christopher Wolf dated February 6, 2006